  As filed with the Securities and Exchange Commission on March 30, 2000

                                                 Registration No. 333-96013

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                               ----------------

                              AMENDMENT NO. 1

                                    TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933

                               ----------------

                              E-STAMP CORPORATION
             (Exact name of Registrant as specified in its charter)

                               ----------------

    Delaware                  5961                       76-0518568
(State or other   (Primary Standard Industrial        (I.R.S. Employer
jurisdiction of    Classification Code Number)     Identification Number)
incorporation or
 organization)

                          850 Saginaw Drive, 2nd Floor

                      Redwood City, California, 94061
                                 (650) 474-5800
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                               ----------------

                                ROBERT H. EWALD
                     President and Chief Executive Officer
                          850 Saginaw Drive, 2nd Floor
                         Redwood City, California 94061
                                 (650) 474-5800
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                               ----------------

                                   Copies to:

                              MICHELLE L. WHIPKEY

                             MARK D. BEARIAULT
                        Wilson Sonsini Goodrich & Rosati
                            Professional Corporation
                               650 Page Mill Road
                          Palo Alto, California 94304
                                 (650) 493-9300

                               ----------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                               ----------------
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             EXPLANATORY NOTE

     The purpose of this Amendment No. 1 is solely to file Exhibit Number 10.22 to the Registration Statement as set forth below in Item 16(a) of Part II.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

   The following table sets forth the costs and expenses payable by E-Stamp Corporation in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee.

   SEC registration fee................................................ $ 1,514
   Blue sky qualification fees and expenses............................ $10,000
   Printing and engraving costs........................................ $10,000
   Legal fees and expenses............................................. $20,000
   Accounting fees and expenses........................................ $10,000
   Miscellaneous expenses.............................................. $ 3,486

   Total............................................................... $55,000

Item 14. Indemnification of Directors and Officers

   Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

   Article IX of the Registrant's Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

   Article VI of the Registrant's Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of the Registrant if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the Registrant, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

   The Registrant has entered into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in the Registrant's Bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

Item 15. Recent Sales of Unregistered Securities

   (a) During the past three years, the Registrant has issued unregistered securities to a limited number of persons as described below:

   (1) On September 3, 1997, we issued an aggregate of 2,500,000 shares of our Series A Preferred Stock to accredited investors for an aggregate offering price of $6,000,000.

   (2) On July 7, 1998, we issued an aggregate of 4,188,000 shares of our Series B Preferred Stock to accredited investors for an aggregate offering price of $16,000,000.

   (3) On July 26, 1999, we granted a warrant to a lender to purchase up to 48,496 shares of Common Stock at $8.25 per share, as adjusted for our stock dividend.

   (4) On August 3, 1999 and August 10, 1999, we issued an aggregate of 2,928,521 shares of our Series C Preferred Stock to accredited investors, including a number of our existing preferred and common stockholders, for an aggregate offering price of $30,193,051.

   (5) On August 10, 1999, we granted a warrant to our placement agent for our Series C Preferred Stock financing to purchase up to 21,235 shares of Series C Preferred Stock at $10.31 per share.

   (6) From September 1996 to October 14, 1999, we have granted options to purchase an aggregate of 8,768,822 shares of common stock to our directors, executive officers, employees and consultants at a weighted exercise price of $5.17, as adjusted for our stock dividend, under the Registrant's 1996 Stock Option and Restricted Stock Plan the Registrant's 1999 Stock Plan and the Registrant's 1996 Non-Employee Director Stock Option Plan, of which options to purchase 1,041,451 shares, as adjusted for our September 1999 stock dividend, were cancelled without exercise.

   (7) In August 1999, we granted stock bonuses of an aggregate of 187,500 shares of common stock to one of our executive officers and one of our directors, and we granted an option to purchase 62,500 shares of common stock at an exercise price of $6.88 per share to one of our directors, in each case as adjusted for our stock dividend.

   (8) As of October 14, 1999, an aggregate of 5,392,359 shares of common stock had been issued upon exercise of options under the Registrant's 1996 Stock Option and Restricted Stock Plan at a weighted purchase price of $0.9917 per share, and an aggregate of 294,920 shares had been issued upon exercise of options under the Registrant's 1999 Stock Plan.

   (9) On September 10, 1999, we issued an aggregate of 726,745 shares of our common stock to two accredited investors at a purchase price of $6.88 per share, as adjusted for our stock dividend. On September 10, 1999, these two accredited investors also paid an aggregate of $168 for warrants to purchase 83,855 shares of common stock at an exercise price of $0.01 per share, as adjusted for our stock dividend. These warrants were exercised on September 10, 1999.

   (b) Except as indicated above, none of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and the Registrant believes that each transaction described in paragraphs (1) through (5) and in paragraph (7) above, was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof or Regulation D promulgated thereunder and that the transactions described in paragraph (9) were exempt from the registration requirements of the Securities Act by virtue of Regulation S promulgated thereunder. The recipients in such transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationships with the Registrant, to information about the Registrant.

   The stock issuances described in paragraph (8) above were not made pursuant to a registration statement under the Securities Act, nor were the offer and sale registered or qualified under any state securities laws. Although the Registrant believed at the time that such offers and sales were exempt from such registration or qualification, they may not have been exempt. As a result, purchasers of such shares may have the right under the Securities Act or state securities laws to rescind their purchases and thereby be entitled to return such shares to the Registrant and receive back from the Registrant the full consideration paid by such purchasers which aggregates approximately $5,732,000 plus interest. These shares are the subject of the rescission offer to which this Registration Statement relates.

   In addition, the Registrant may not have had an exemption from qualification under state securities laws for the options issued under the Registrant's 1996 Stock Option and Restricted Stock Plan, the Registrant's 1999 Stock Plan and the Registrant's 1996 Non-Employee Director Stock Option Plan. These options are subject to rescission, and the Registrant intends to make a concurrent rescission offer to the holder of those options. Under such rescission offer, the Registrant could be required to make an aggregate payment of up to approximately $260,000 relating to these options. There are no assurances that the Registrant will not otherwise be subject to possible penalties or fines relating to these issuances. The Registrant believes the rescission offers could provide it with additional meritorious defenses to any such future claims.

Item 16. Exhibits and Financial Statement Schedules

   (a) Exhibits

 Exhibit
 Number
 -------
  3.1*   Certificate of Incorporation of the Registrant.
  3.2*   Bylaws of the Registrant.
  3.3*   Form of Amended and Restated Certificate of Incorporation of
         Registrant.
  3.4*   Form of Amended and Restated Bylaws of Registrant.
  3.5*   Certificates of Designation of Registrant relating to Series A
         Preferred Stock.
  3.6*   Certificates of Designation of Registrant relating to Series B
         Preferred Stock.
  3.7*   Certificate of Designation of Registrant relating to Series C
         Preferred Stock.
  3.8*   Amendment to Certificate of Incorporation of the Registrant.
  4.1*   Specimen Common Stock Certificate.
  5.1**  Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
 10.1*   Form of Indemnification Agreement between the Registrant and each of its directors and officers.
 10.2*   1999 Stock Plan and form of agreements thereunder.
 10.3*   1999 Employee Stock Purchase Plan and form of agreements thereunder.
 10.4*   1999 Director Option Plan and form of agreements thereunder.
 10.5*   1996 Stock Option and Restricted Stock Plan.
 10.6*   1996 Non-Employee Director Stock Option Plan.
 10.7*   Second Amended and Restated Investors Rights Agreement.
 10.8*   Employment Agreement, dated March 29, 1996, between Registrant and
         Nicole Ward (Eagan).
 10.9*   Employment Agreement, dated May 13, 1996, between Registrant and
         Martin Pagel.
 10.10*  Employment Agreement, dated July 27, 1996, between Registrant and
         Thomas Reinemer.
 10.11*  Promissory Note, dated May 30, 1999, between Registrant and Robert H.
         Ewald.
 10.12*  Crypto iButton Service Provider Agreement dated August 21, 1998, between Registrant and Dallas Semiconductor Corporation.
 10.13+* Premium Partner Website Marketing Agreement dated July 1, 1999, between Registrant and Microsoft Corporation.
 10.14+* America Online Strategic Marketing Agreement dated November 13, 1998, between Registrant and America Online.
 10.15+* Turnkey/Inventory Agreement dated June 1, 1999, between Registrant and
         Modus Media International.
 10.16+* Agreement for Services dated June 27, 1997 between Registrant and
         Pilot Network Services, Inc.
 10.17*  Sublease Agreement dated February 2, 1999 between the Registrant and
         Electronics for Imaging, Inc.
 10.18+* Advertising and Promotion Agreement dated May 14, 1999 between
         Registrant and Yahoo!, Inc.
 10.19+* Letter Agreement dated August 2, 1999 between Registrant and At Home
         Corporation.
 10.20+* Platinum Premier Partner Package Agreement dated June 25, 1999 between
         Registrant, EarthLink Network, Inc. and EarthLink Operations, Inc.
 10.21+* Services Agreement dated September 24, 1999 between Registrant and
         Intuit Inc.
 10.22++ Cobranding and Promotion Agreement dated December 10, 1999 between
         Registrant and eBay Inc.
 10.23** Promissory Note dated December 23, 1999, between Registrant and
         Marcelo Gumucio.
 10.24** Promissory Note dated January 14, 2000, between Registrant and Robert
         H. Ewald.
 10.25** Stock Pledge Agreement dated December 22, 1999 between Registrant and
         Marcelo Gumucio.
 10.26** Stock Pledge dated Janaury 14, 2000 between Registrant and Robert H.
         Ewald.
 23.1**  Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
         (see Exhibit 5.1).
 23.2**  Consent of Ernst & Young LLP, Independent Auditors.
 24.1**  Power of Attorney (Included on Page II-5).

---------------------
*Incorporated by reference from Registration Statement No. 333-85359, as amended, originally filed with the Securities and Exchange Commission on August 17, 1999.

**Previously filed.
+The registrant obtained confidential treatment of certain portions of this exhibit from the Commission. The omitted portions have been filed separately with the Commission.

++The registrant is seeking confidential treatment of certain portions of this exhibit from the Commission. The omitted portions have been filed separately with the Commission.

   (b) Financial Statement Schedules

   Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

   Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Mateo, State of California, on the 30th day of March 2000.

                                          E-STAMP CORPORATION

                                                    /s/ Robert H. Ewald
                                          By: _________________________________
                                                      Robert H. Ewald
                                               President and Chief Executive
                                                          Officer

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

             Signature                           Title                  Date
             ---------                           -----                  ----

       /s/ Robert H. Ewald           President, Chief Executive    March 30, 2000
____________________________________  Officer and Director
          Robert H. Ewald             (Principal Executive
                                      Officer)

    /s/ Anthony H. Lewis, Jr.        Vice President and Chief      March 30, 2000
____________________________________  Financial Officer
       Anthony H. Lewis, Jr.          (Principal Financial and
                                      Accounting Officer)

                 *                   Chairman of the Board         March 30, 2000
____________________________________
         Marcelo A. Gumucio

                 *                   Director                      March 30, 2000
____________________________________
           John V. Balen

                 *                   Director                      March 30, 2000
____________________________________
          Thomas L. Rosch

                                     Director
____________________________________
          Michael Leitner

                 *                   Director                      March 30, 2000
____________________________________
            Adam Wagner

                 *                   Director                      March 30, 2000
____________________________________
           Rebecca Saeger

             Signature                           Title                  Date
             ---------                           -----                  ----
                 *                   Director                      March 30, 2000
____________________________________
          Robert J. Cresci
                 *                   Director                      March 30, 2000
____________________________________
          Jerry Gramaglia

    /s/ Robert H. Ewald

*By: _____________________

     Robert H. Ewald

     Attorney-in-Fact

 Exhibit
 Number
 -------
  3.1*   Certificate of Incorporation of the Registrant.
  3.2*   Bylaws of the Registrant.
  3.3*   Form of Amended and Restated Certificate of Incorporation of
         Registrant.
  3.4*   Form of Amended and Restated Bylaws of Registrant.
  3.5*   Certificates of Designation of Registrant relating to Series A
         Preferred Stock.
  3.6*   Certificates of Designation of Registrant relating to Series B
         Preferred Stock.
  3.7*   Certificate of Designation of Registrant relating to Series C
         Preferred Stock.
  3.8*   Amendment to Certificate of Incorporation of the Registrant.
  4.1*   Specimen Common Stock Certificate.
  5.1**  Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
 10.1*   Form of Indemnification Agreement between the Registrant and each of its directors and officers.
 10.2*   1999 Stock Plan and form of agreements thereunder.
 10.3*   1999 Employee Stock Purchase Plan and form of agreements thereunder.
 10.4*   1999 Director Option Plan and form of agreements thereunder.
 10.5*   1996 Stock Option and Restricted Stock Plan.
 10.6*   1996 Non-Employee Director Stock Option Plan.
 10.7*   Second Amended and Restated Investors Rights Agreement.
 10.8*   Employment Agreement, dated March 29, 1996, between Registrant and
         Nicole Ward (Eagan).
 10.9*   Employment Agreement, dated May 13, 1996, between Registrant and
         Martin Pagel.
 10.10*  Employment Agreement, dated July 27, 1996, between Registrant and
         Thomas Reinemer.
 10.11*  Promissory Note, dated May 30, 1999, between Registrant and Robert H.
         Ewald.
 10.12*  Crypto iButton Service Provider Agreement dated August 21, 1998, between Registrant and Dallas Semiconductor Corporation.
 10.13+* Premium Partner Website Marketing Agreement dated July 1, 1999, between Registrant and Microsoft Corporation.
 10.14+* America Online Strategic Marketing Agreement dated November 13, 1998, between Registrant and America Online.
 10.15+* Turnkey/Inventory Agreement dated June 1, 1999, between Registrant and
         Modus Media International.
 10.16+* Agreement for Services dated June 27, 1997 between Registrant and
         Pilot Network Services, Inc.
 10.17*  Sublease Agreement dated February 2, 1999 between the Registrant and
         Electronics for Imaging, Inc.
 10.18+* Advertising and Promotion Agreement dated May 14, 1999 between
         Registrant and Yahoo!, Inc.
 10.19+* Letter Agreement dated August 2, 1999 between Registrant and At Home
         Corporation.
 10.20+* Platinum Premier Partner Package Agreement dated June 25, 1999 between
         Registrant, EarthLink Network, Inc. and EarthLink Operations, Inc.
 10.21+* Services Agreement dated September 24, 1999 between Registrant and
         Intuit Inc.
 10.22++ Cobranding and Promotion Agreement dated December 10, 1999 between
         Registrant and eBay Inc.
 10.23** Promissory Note dated December 23, 1999, between Registrant and
         Marcelo Gumucio.
 10.24** Promissory Note dated January 14, 2000, between Registrant and Robert
         H. Ewald.
 10.25** Stock Pledge Agreement dated December 22, 1999 between Registrant and
         Marcelo Gumucio.
 10.26** Stock Pledge dated Janaury 14, 2000 between Registrant and Robert H.
         Ewald.
 23.1**  Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
         (see Exhibit 5.1).
 23.2**  Consent of Ernst & Young LLP, Independent Auditors.
 24.1**  Power of Attorney (Included on Page II-5).

---------------------

*Incorporated by reference from Registration Statement No. 333-85359, as amended, originally filed with the Securities and Exchange Commission on August 17, 1999.

**Previously filed.

+The registrant obtained confidential treatment of certain portions of this exhibit from the Commission. The omitted portions have been filed separately with the Commission.

++The registrant is seeking confidential treatment of certain portions of this exhibit from the Commission. The omitted portions have been filed separately with the Commission.